UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 8, 2018

SURNA INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54286	27-3911608
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1780 55th Street, Suite C

Boulder, Colorado 80301

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (303) 993-5271

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On June 8, 2018, Surna Inc. (the “Company”) completed a private placement offering of investment units (each, a “Unit” or, collectively, the “Units”), at a price of $0.16 per Unit, with certain accredited investors. Each Unit consisted of one share of the Company’s common stock and one warrant for the purchase of one share of the Company’s common stock. The Company issued a total of 7,562,500 Units for aggregate proceeds of $1,210,000. The Company did not engage any placement agents in connection with the offer and sale of the Units and, accordingly, no commissions or fees were paid.

The warrants have an exercise price of $0.25 per share (the “Exercise Price”) of the common stock underlying each warrant, subject to adjustment as provided in the warrant. The warrants will be exercisable commencing July 1, 2018 until 5 p.m. MT on June 30, 2021. The warrants will expire at 5 p.m. MT on June 30, 2021. The warrant may be exercised only for cash.

Each warrant is callable at the Company’s option, beginning on July 1, 2019 until the expiration date of the warrant, provided the closing price of the Company’s common stock is $0.40 (subject to adjustment as provided in the warrant) or greater for five consecutive trading days (the “Call Condition”). Commencing at any time after the date on which the Call Condition is satisfied, the Company has the right, upon notice to the holders, to redeem the shares of common stock underlying each warrant at a price of $0.01 per share (the “Redemption Price”), but such redemption may not occur earlier than sixty-one (61) days following the date of the receipt of notice by the holder (the “Redemption Date”). The holder may exercise the warrant (in whole or in part) prior to the Redemption Date at the Exercise Price.

The Company’s Chief Executive Officer, Chris Bechtel, invested $125,000 in the offering, with two other senior employees collectively investing $110,000.

The offer and sale of the Units was made by the Company in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder. No registration rights were provided for any of the securities issued in the offering or on exercise of the warrants.

Pursuant to a certain Stock Repurchase Agreement dated May 29, 2018 between the Company and Stephen B. and Brandy M. Keen, co-founders of the Company (the “Keens”), the Company will use $400,000 of the proceeds from the offering to repurchase 3,125,000 shares of the Company’s common stock from the Keens for a repurchase price of $0.128 per share. The closing of the transactions under the Stock Repurchase Agreement are expected to occur on or about June 20, 2018. The remainder of the proceeds from the offering will be used for working capital and general corporate purposes.

Immediately following the completion of the private placement offering, but without giving effect to the repurchase of common stock, the Company will have 224,396,602 shares of common stock issued and outstanding.

Item 7.01	Regulation FD Disclosure.

The Company issued a press release on June 12, 2018 announcing the completion of the private placement offering of the Units. A copy of the press release is attached as Exhibit 99.1 and is incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Exhibits.

Exhibit No.	Description

4.1	Form of Securities Purchase Agreement in Connection with May/June 2018 Unit Offering

4.2	Form of Common Stock Warrant in Connection with May/June 2018 Unit Offering

99.1	Press Release dated June 12, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 12, 2018	SURNA INC.

	By:	/s/ Chris Bechtel
Chris Bechtel
President and Chief Executive Officer